THIS AGREEMENT made and dated the -------------------, 1999.

BETWEEN:

                         ePHONE TELECOM, INC., a body corporate, incorporated under the laws of the State of Florida, United States of America (herein referred to as the "Company")

                                                               OF THE FIRST PART
AND:

                         --------------------------, of ------------------------
                         in the City of ----------------------------------------


                  (herein referred to as the "Optionee")

                                                              OF THE SECOND PART
W H E R E A S:


A. The Optionee is, or has agreed to become, a director, officer, employee or other direct or indirect provider of service to the Company.

B. As an incentive to the Optionee to continue to serve the Company, the Company desires to grant to the Optionee an option to purchase shares in its capital stock on the terms hereinafter contained;

     NOW  THEREFORE,   in  consideration  of  the  premises  and  covenants  and
agreements hereinafter contained, the parties hereto agree as follows:

1. The Company hereby grants to the Optionee an option ("Option") to purchase ------------- voting common shares in its capital, exercisable on or before June 30, 2001 at a price of $0.50 (U.S.) per share.

2. During the term of the Option the Optionee may exercise, from time to time, the whole or any part of the Option, by paying to the Company the purchase price for the shares purchased pursuant thereto. Upon receipt of a request for shares from the Optionee, and payment therefor, the Company shall forthwith issue and allot to the Optionee the number of shares as shall have been paid for.

3. The Option is not assignable by the Optionee; provided however, that if the Optionee shall die while the Optionee is an employee, officer, director of, or service provider to, the Company or of a subsidiary of the Company, the Optionee's estate shall be entitled to exercise the whole or any part of the Option existing at the date of death, at any time up to 1 year after the date of death.

4. If, at any time during the continued existence of the Option, there shall be any alteration in the capital stock of the Company, other than an increase or decrease in its authorized or issued capital, the Option shall attach to an appropriate number of the shares or securities of the Company which shall have been created by any such alteration, and the price payable on the exercise of the Option shall be adjusted proportionately to the change in the shares resulting from such capital alteration.

5. The Optionee's continued service to the Company is a condition of the continuance of the option herein granted. Accordingly, if the Optionee shall, during the term of the within option, cease to be a director, officer or employee of, or service provider to, the Company or a subsidiary of the Company, the option herein granted to the Optionee shall cease and terminate 30 days after the date upon which the Optionee last ceases to hold any of the said positions or relationships to the Company.

6. The shares of the Company which an Optionee receives pursuant to this Agreement may be subject to resale restrictions pursuant to the securities laws of the United States or of the jurisdiction in which the Optionee resides. The Optionee agrees to accept such shares subject to such restrictions and acknowledges that if there are any such restrictions the certificates received by the Optionee may be legended with a description of such restrictions.

7. The Parties hereto agree to do such further and other acts and execute such further and other documents as may be necessary to carry out the true intent and meaning of this Agreement.

8.   This  Agreement  shall  enure to the  benefit  of and be  binding  upon the
     Parties  and  their  permitted   heirs,   executors,   administrators   and
     successors.

     IN WITNESS WHEREOF the parties have executed this Agreement as of the day and year first above written.


ePHONE TELECOM, INC.


Per:     -----------------------------
         Authorized Signatory


-----------------------------                 ------------------------------
Witness                                                    Optionee